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                                                                     Exhibit 21


         NAME OF SUBSIDIARY                                   INCORPORATION

Diversicare Management Services Co.                             Tennessee

Advocat Ancillary Services, Inc.                                Tennessee

Advocat Distribution Services, Inc.                             Tennessee

Advocat Finance, Inc.                                            Delaware

Diversicare Leasing Corp.                                        Tennessee

Diversicare Canada Management
Services Co., Inc.                                             Ontario, Canada

Diversicare General Partner, Inc.                                    Texas

First American Health Care, Inc.                                    Alabama

Diversicare Leasing Corp. of Alabama                                Alabama